Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated April 26, 2017
Registration Statement No. 333-217031

SOUTHERN FIRST BANCSHARES, INC.

Common Stock

Follow-On Offering

April 2017

Disclosure

This presentation has been prepared by Southern First Bancshares, Inc. ("Southern First Bancshares," "Southern First" or the "Company") solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of Southern First and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of Southern First and the data set forth in this presentation and other information provided by or on behalf of Southern First.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of Southern First by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of Southern First or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof.

Certain of the information contained herein may be derived from information provided by industry sources. Southern First believes that such information is accurate and that the sources from which it has been obtained are reliable. Southern First cannot guarantee the accuracy of such information, however, and has not independently verified such information.

From time to time, Southern First may make forward-looking statements that reflect the Company's views with respect to, among other things, future events and financial performance. Words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "could," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the expected results expressed or implied by such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this presentation.

The Company has filed a shelf registration statement (including a prospectus) (File No. 333-217031) and a preliminary prospectus supplement with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. The sale of shares of common stock in the underwritten offering is being made solely pursuant to such prospectus supplement and accompanying base prospectus. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Company's website at www.southernfirst.com. Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained by contacting Sandler O'Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, or by phone at 1-866-805-4128.

Offering Summary

Issuer	Southern First Bancshares, Inc.
Offering Size	700,000 shares of common stock Approximately $23.0 million [(1)]
Offering Structure	100% primary
Option to Purchase Additional Shares	15%
Lock-Up	90 days
Ticker Symbol / Exchange	SFST / The NASDAQ Global Market
Use of Proceeds	- Repayment of $10.0 million line of credit - Enhance capital structure - Fund future organic growth and for working capital - Other general corporate purposes
Timing	Expected pricing pre-market open April 27th
Sole Book-Runner	Sandler O'Neill + Partners, L.P.

(1) Gross proceeds; assumes SFST price per share of $32.80, the closing price of SFST common stock as of April 25, 2017; for illustrative purposes only

Overview of Southern First

Overview

- Headquartered in Greenville, SC
- Single bank BHC, founded in 1999
- 10 branch offices strategically targeting four of North and South Carolina's largest economic hubs
- Recently announced expansion into the greater Atlanta, Georgia market

Financial Snapshot (1)

- Total Assets: $1.5 billion
- Tier I Leverage Ratio: 9.21%
- NPAs / Assets: 0.47%
- ROAA: 0.92%
- ROAE: 11.27%
- Efficiency Ratio: 61.21%

Organic Growth Story in Attractive Southeastern Markets

- 3-year gross loan CAGR of 16.1% (2), LTM gross loan growth rate of 17.3% (3)
- 3-year deposit CAGR of 18.8% (2), LTM deposit growth rate of 20.7% (3)
- Continuity of leadership with deep market knowledge

(1) At or for the quarter ended March 31, 2017
(2) Compounded annual growth rate from March 31, 2014 through March 31, 2017
(3) Growth rate from March 31, 2016 to March 31, 2017

Office Footprint and Market Highlights

MSA	SFST Offices	Office Type	2017 - 2022 Projected Population Change (%)	2017 - 2022 Projected HH Income Change (%)
Greenville-Anderson-Mauldin, SC	4	Full Service	6.10	5.70
Columbia, SC	3	Full Service	5.68	7.93
Charleston-North Charleston, SC	2	Full Service	8.66	7.93
SFST South Carolina Franchise			6.52	6.62
Raleigh, NC	1	Full Service	8.20	5.79
Atlanta-Sandy Springs-Roswell, GA	0	--	6.69	7.23

Notable Employers Located In-Market

Branch Footprint


NORTH CAROLINA
Raleigh
Asheville
Charlotte
Greenville
Atlanta
Columbia
SOUTH CAROLINA
Augusta
GEORGIA
Charleston
Savannah

Source: SNL Financial

Attractive Metropolitan Markets

	SFST Offices	SFST Market Deposits ($mm)			Total MSA Deposits ($mm)		
MSA		2014	2015	2016	2014	2015	2016
Greenville-Anderson-Mauldin	4	$537	$616	$619	$13,836	$14,838	$15,359
Columbia, SC	3	$147	$177	$225	$16,175	$17,560	$18,311
Charleston - North Charleston, SC	2	$65	$105	$210	$10,351	$11,395	$12,356
Raleigh, NC	1	--	--	--	$23,580	$24,593	$27,589
Atlanta - Sandy Springs - Roswell, GA	--	--	--	--	$132,644	$146,148	$156,210
Total	10	$749	$898	$1,054	$196,586	$214,534	$229,825

- **Attractive market demographics**
  - **Weighted-average household income across all markets of $50,389, or 1.3% higher than the GA, NC, and SC state average (1)**
  - **Weighted-average projected population growth across all markets of 6.5% over the next five years (2), compared to 3.8% nationwide (2)**
- **Opportunity to continue growing market share in existing affluent metropolitan footprint**

Note: Deposit market data as of June 30, 2016 (per FDIC)

(1) 2017 median household income for South Carolina, North Carolina and Georgia of $47,735, $49,100 and $52,421, respectively

(2) For the projection period 2017-2022

Source: SNL Financial

Business Strategy

- ClientFIRST business model
  - Deep bench of talented local bankers with intimate market knowledge
  - Relationship team approach drives client growth and superior service
  - Target clients: small and middle market businesses, affluent business owners
- Distinctive client experience
  - High-touch, high-tech
  - Equal focus on loan and core deposit aspect of client relationship
- Strategic focus on dynamic and growing Southeast metropolitan markets
- Conscientious cost controls built for efficiency and profitability
- Robust credit oversight function, compliance infrastructure and internal controls

Company Milestones and Strategic Expansion


May '99: Founded in Greenville, SC
Dec. '06: Surpasses $500 mm in total assets
Dec. '12: First office opens in Charleston market
Jan. '17: First office opens in Raleigh Market
1999
2002
2005
2008
2011
2014
2017
Sept. '04: Common stock offering to support growth
Mar. '07: First office opens in Columbia market
Fall '14: Surpasses $1.0bn in total assets & raises common stock to support growth
Apr. '17: Announces hires in Atlanta Market

- **Strengthened and expanded footprint to Charleston, Columbia and Raleigh, and most recently entered Atlanta, through the recruitment of talented banking teams**
- **May explore other attractive Southeast markets, driven by identification of strong bankers**
- **Not reliant upon M&A to support continued growth**
  - **But remain opportunistic with regard to attractive cultural and financial acquisitions**

Management Team

R. Arthur "Art" Seaver Jr., Chief Executive Officer

Has served as the CEO of the Company since its inception in 1999

- ✓ Over 30 years of banking experience, previously with Greenville National Bank and The Citizens & Southern National Bank of South Carolina
- ✓ 53 years old
- ✓ Graduate of Clemson University

F. Justin Strickland, President

Has served as President of the Company since 2006

- ✓ Over 30 years of banking experience, previously with Carolina First Bank and The Citizens & Southern National Bank of South Carolina
- ✓ 53 years old
- ✓ Graduate of the University of South Carolina

Michael D. Dowling, Chief Financial Officer

Has served as CFO of the Company since 2011

- ✓ Over 23 years of experience in the banking industry as a member, and ultimately an Audit Partner, in the Financial Services practice at KPMG
- ✓ 45 years old
- ✓ Graduate of Clemson University

- **Deep bench of additional 8 executive vice presidents**
- **Insider ownership = 11.97% of fully-diluted shares (1)**

(1) Includes common shares and stock options; pre-offering

Loan & Deposit Composition

Dollar values in thousands

Loan Composition


Consumer Construction, 2.6%
Other, 1.7%
Owner Occupied RE, 23.7%
Home Equity, 11.8%
Consumer Real Estate, 18.9%
Non-Owner Occupied RE, 21.2%
Commercial Construction, 3.0%
Business, 17.1%

MRQ Yield on Loans: 4.52%

Owner Occupied RE	$288,300
Non-Owner Occupied RE	$258,449
Commercial Construction	$36,889
Business	$208,590
Consumer Real Estate	$230,695
Home Equity	$143,673
Consumer Construction	$31,535
Other	$20,549
Gross Loans & Leases	$1,218,680
Less - Allowance for Loan Losses	($15,287)
Total Loans, Net	$1,203,393

Deposit Composition


Time & Out-of-Market Deposits > $100,000, 22.5%
Non-Interest Bearing, 20.9%
Time Deposits < $100,000, 4.1%
Savings, 1.3%
NOW Accounts, 18.9%
Money Market Accounts, 32.3%

MRQ Cost of Deposits: 0.45%

Non-Interest Bearing	$253,320
NOW Accounts	$228,640
Money Market Accounts	$391,923
Savings	$15,688
Time Deposits < $100,000	$49,367
Time & Out-of-Market Deposits > $100,000	$272,336
Total Deposits	$1,211,274

Note: Data for the period ended 03/31/2017

Strong Organic Growth Story

Exceptional organic growth with balanced loan and funding metrics…

Total Assets ($000)

3-Year CAGR: 16.1% (1)


$1,029,865
$1,217,293
$1,340,908
$936,884
$1,467,938
2014
2015
2016
2014Q1
2017Q1

Gross Loans ($000)

3-Year CAGR: 16.1% (1)


$871,446
$1,004,944
$1,163,644
$778,798
$1,218,680
2014
2015
2016
2014Q1
2017Q1

Total Deposits ($000)

3-Year CAGR: 18.8% (1)


$788,907
$985,733
$1,091,151
$722,412
$1,211,274
2014
2015
2016
2014Q1
2017Q1

Non-Interest Bearing Deposits ($000)

3-Year CAGR: 29.6% (1)


$139,902
$189,686
$235,538
$116,363
$253,320
2014
2015
2016
2014Q1
2017Q1

(1) Compound Annual Growth Rate for the period 03/31/2014 to 03/31/2017

Efficiency of Business Model

…coupled with excellent cost controls…



Efficiency Ratio and Noninterest Expense / Average Assets
8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
80.0%
75.0%
70.0%
65.0%
60.0%
55.0%
50.0%
45.0%
40.0%
68.6%
65.6%
66.5%
64.2%
60.1%
57.9%
61.2%
2.36%
2.53%
2.60%
2.60%
2.51%
2.48%
2.47%
2011
2012
2013
2014
2015
2016
2017Q1
Efficiency Ratio
Non-interest Expense / Average Assets

Solid Profitability Metrics

...driving continued momentum in earnings growth and profitability...

Diluted EPS After Extra ($0)

3-Year CAGR: 27.9% (1)


$1.10
$1.55
$1.94
$0.22
$0.46
2014Y
2015Y
2016Y
2014Q1
2017Q1

Return on Average Assets


0.69%
0.90%
1.04%
0.56%
0.92%
2014
2015
2016
2014Q1
2017Q1

Return on Average Equity


8.92%
11.42%
12.73%
7.35%
11.27%
2014
2015
2016
2014Q1
2017Q1

Tax Equivalent Net Interest Margin


3.68%
3.63%
3.63%
3.68%
3.61%
2014
2015
2016
2014Q1
2017Q1

(1) Compound Annual Growth Rate for the period 03/31/2014 to 03/31/2017

Attractive Credit Quality Results

…while maintaining uncompromising credit standards and strong loan loss reserves

NPAs / Assets (1)


0.97%
0.75%
0.46%
1.07%
0.47%
2014
2015
2016
2014Q1
2017Q1

NCOs / Average Loans


0.33%
0.14%
0.10%
0.27%
0.02%
2014
2015
2016
2014Q1
2017Q1

Reserves / NPLs


176.7%
206.0%
271.0%
121.0%
247.4%
2014
2015
2016
2014Q1
2017Q1

NPLs / Gross Loans


0.76%
0.66%
0.47%
1.14%
0.51%
2014
2015
2016
2014Q1
2017Q1

(1) NPAs = (nonaccrual loans + OREO)

Capitalization

Dollar values in thousands

	As Reported, March 31, 2017	Pro Forma Capital Raise (1)
Cash, Cash Equivalents and Securities	189,591	201,095
Gross Loans	1,218,680	1,218,680
Loan Loss Reserve	(15,287)	(15,287)
Net Loans	1,203,393	1,203,393
Other Assets	74,954	74,954
Intangible Assets	-	-
Total Assets	1,467,938	1,479,443
Total Deposits	1,211,274	1,211,274
Borrowings	117,700	107,700
Trust Preferred Securities	13,403	13,403
Other Liabilities	11,995	11,995
Total Liabilities	1,354,372	1,344,372
Preferred Equity Capital	-	-
Common Equity Capital	113,566	135,071
Total Equity Capital	113,566	135,071
Total Liabilities and Equity Capital	1,467,938	1,479,443
Tangible Book Value per Share	$17.53	$18.81
TCE / TA	7.74%	9.13%
Tier I Leverage Ratio	9.21%	10.68%
Tier 1 Common Capital Ratio	9.58%	11.37%
Tier I Risk -based Capital Ratio	10.68%	12.46%
Total Risk-based Capital Ratio	11.93%	13.71%

(1) Assumes common stock offering of 700,000 shares at SFST price of $32.80, the closing price of SFST common stock as of April 25, 2017, an underwriting spread of 5.25%, and fixed expenses of $250k for illustrative purposes only; assumes a risk-weight of 20% on net proceeds; does not assume the exercise of the underwriter's option to purchase additional shares; assumes the repayment of $10.0 million line of credit

Investment Highlights

- Southeast growth story with an enviable footprint in key metropolitan markets
- Efficient operating model with controlled expenses expected to continue to drive earnings momentum
- ClientFIRST culture supports client growth and attracts talented bankers
- Vigilant risk management practices and robust credit culture

Appendix

Financial Performance: Key Operating Metrics

Dollar values in millions, except per share amounts

	For the Fiscal Year Ended,				For the Quarter Ended,
	2013Y	2014Y	2015Y	2016Y	2017Q1
Balance Sheet					
Total Assets	$891	$1,030	$1,217	$1,341	$1,468
Gross Loans	734	871	1,005	1,163	1,219
Deposits	680	789	986	1,091	1,211
Gross Loans / Deposits	108%	110%	102%	107%	101%
Capital					
Total Equity	$66	$83	$94	$110	$114
Total Common Equity	50	83	94	110	114
Tangible Equity / Tangible Assets	7.37%	8.06%	7.74%	8.19%	7.74%
Tangible Common Equity / Tangible Assets	5.65%	8.06%	7.74%	8.19%	7.74%
Leverage Ratio	9.13%	9.52%	8.78%	9.42%	9.21%
Tier 1 Capital Ratio	10.96%	11.25%	10.70%	10.86%	10.68%
Total Capital Ratio	12.22%	12.51%	11.95%	12.11%	11.93%
Earnings & Profitability					
Net Income	$5.1	$6.6	$10.2	$13.0	$3.1
Provision Expense	3.5	4.2	3.2	2.3	0.5
ROAA	0.61%	0.69%	0.90%	1.04%	0.92%
ROAE	7.88%	8.92%	11.42%	12.73%	11.27%
Net Interest Margin	3.71%	3.68%	3.63%	3.63%	3.61%
Non-Int Inc. / Avg. Assets	0.45%	0.60%	0.75%	0.86%	0.60%
Non. Int. Exp. / Avg. Assets	2.60%	2.60%	2.51%	2.48%	2.47%
Efficiency Ratio	66.45%	64.16%	60.09%	57.90%	61.21%
Asset Quality					
NPLs / Loans	1.14%	0.76%	0.66%	0.47%	0.51%
NPAs / Assets (1)	1.07%	0.97%	0.75%	0.46%	0.47%
Reserves / NPLs	122.50%	176.72%	205.98%	270.95%	247.43%
Reserves / Loans	1.39%	1.35%	1.36%	1.28%	1.25%
NCOs / Average Loans	0.34%	0.33%	0.14%	0.10%	0.02%

(1) NPAs = (nonaccrual loans + OREO)

Securities Portfolio

Securities Portfolio Composition



U.S. Government Agencies 9.8%
SBA Securities 2.3%
State and Political Subdivisions 32.7%
Mortgage-backed Securities 55.2%

Type	Fair Value [(1)] ($000)
U.S. Government Agencies	$6,180
SBA Securities	1,420
State and Political Subdivisions	20,572
Mortgage-backed Securities	34,664
Total	**$62,836**

- Securities only 4.3% of total assets
- Well positioned for rising interest rates:
  - 20.9% of deposits are non-interest bearing demand accounts
  - Duration of securities portfolio is 3.4 years
  - Securities portfolio weighted average life of 4.8 years

Note: Data for the period ended 03/31/2017

Non-Interest Income Components

Dollar values in thousands

	For Years Ended,			For Quarters Ended,	
	2014	2015	2016	Q1 2014	Q1 2017
Mortgage banking income	$2,699	$4,963	$6,837	$304	$1,057
Service fees on deposit accounts	923	893	1,002	213	278
Income from bank-owned life insurance	667	685	736	162	183
Gain / (Loss) on sale of investment securities	230	297	431	0	0
Other income	1,261	1,578	1,840	290	533
Total non-interest income	$5,780	$8,416	$10,846	$969	$2,051
Average Assets	957,724	1,123,649	1,254,994	901,642	1,377,362
Non-interest Income / Average Assets	0.60%	0.75%	0.86%	0.44%	0.60%